Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	June 19, 2006

H.B. FULLER CLOSES NEW TERM LOAN FACILITY

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has entered into a new seven-year $75 million unsecured term loan facility.

The proceeds from the new term loan will be used to repay an equivalent amount of debt outstanding on the Company’s revolving credit facility. The term loan will mature on June 19, 2013. J.P. Morgan Securities Inc. and Citibank Global Markets Inc. acted as co-lead arrangers.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.